EXHIBIT 4.1

                       AMENDMENT NO. 5 TO RIGHTS AGREEMENT

     This Amendment No. 5 to Rights Agreement is entered into effective October 26, 2005 by and between Transport Corporation of America, Inc., a Minnesota corporation (the "Company") and LaSalle Bank National Association (the "Rights Agent"), as successor to Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.).

     WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement dated as of February 25, 1997, as amended on June 29, 1998, January 17, 2000, August 1, 2002, and July 21, 2004 (the "Rights Agreement") and now desire to amend Section 1(a) of the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

     Section 1. Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence after the last sentence thereof:

         Further, notwithstanding the foregoing, Patriot Holding Corp. ("Parent"), a Minnesota corporation, and Patriot Acquisition Corp. ("Sub"), a Minnesota corporation and a wholly-owned subsidiary of Parent, who are parties to that certain Agreement and Plan of Merger by and among Parent, Sub, and the Company, dated October 24, 2005 (the "Merger Agreement"), and who will be receiving irrevocable proxies from certain shareholders of the Company in connection with the Merger Agreement, shall not be deemed an Acquiring Person as a result of being the beneficial owner of twenty percent (20%) or more of the then voting power of the Company because of such irrevocable proxies or the acquisition of securities pursuant to the Merger Agreement, and this Agreement shall not affect or be affected by the Merger Agreement or such irrevocable proxies, the execution and delivery of the same, the public announcement of such execution and delivery, the performance of the Merger Agreement, the consummation of the Merger (as defined in the Merger Agreement), or any other action contemplated by the Merger Agreement.

     Section 2. The Rights Agreement will terminate and be of no further force and effect as of, and contingent upon the occurrence of, the Effective Time (as defined in the Merger Agreement).

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to be duly executed and attested as of the day and year first above written.

     This Amendment may be signed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                                               TRANSPORT CORPORATION OF AMERICA
                                               INC.
Attest:

By  /s/ Karen E. Smith                           By /s/ Keith R. Klein
    ----------------------------------              ----------------------------
     Its Assistant to Chief Financial Officer       Its Chief Financial Officer
         ------------------------------------       ----------------------------


                                               LASALLE BANK NATIONAL ASSOCIATION
Attest:

By  /s/ Joseph F. Pellicore                         /s/ Mark F. Rimkus
    ----------------------------------              ----------------------------
     Its Assistant Vice President                   Its Vice President
         ------------------------------------       ----------------------------